Exhibit 8.1
List of main subsidiaries

Legal Entity	Country of Incorporation

Subsidiaries of ASML Holding N.V. [1]:
ASML Belgium BV	Belgium (Essen)
Hermes Microvision Co., Ltd. (Beijing)	China (Beijing)
ASML (Shanghai) Electrical Equipment Co. Ltd.	China (Shanghai)
ASML (Shanghai) Lithography Facilities Science and Technology Co. Ltd.	China (Shanghai)
Cymer Semiconductor Equipment (Shanghai) Co. Ltd.	China (Shanghai)
Hermes Microvision (Shanghai) Co., Ltd	China (Shanghai)
Brion Technologies (Shenzhen) Co. Ltd.	China (Shenzhen)
ASML France S.a.r.l.	France (Bernin)
ASML Verwaltungs GmbH	Germany (Berlin)
ASML Berlin GmbH (formerly Berliner Glas GmbH)	Germany (Berlin)
ASML Germany GmbH	Germany (Dresden)
ASML Participations Germany GmbH	Germany (Dresden)
ASML Hong Kong Logistic Services Ltd.	Hong Kong SAR
ASML Hong Kong Ltd.	Hong Kong SAR
ASML Ireland Ltd.	Ireland (Dublin)
ASML Israel (2001) Ltd.	Israel (Kiryat Gat)
ASML Italy S.r.l.	Italy (Avezzano)
ASML Japan Co. Ltd.	Japan (Tokyo)
Cymer Japan, Inc.	Japan (Tokyo)
ASML Equipment Malaysia Sdn. Bhd.	Malaysia (Georgetown, Pulau Pinang)
Cymer B.V.	Netherlands (Veldhoven)
ASML Netherlands B.V.	Netherlands (Veldhoven)
ASML Trading B.V.	Netherlands (Veldhoven)
Hermes Microvision Incorporated B.V.	Netherlands (Veldhoven)
ASML Singapore Pte. Ltd.	Singapore
Cymer Singapore Pte Ltd.	Singapore
ASML Korea Co. Ltd.	South Korea (Gyeonggi-Do)
ASML Repair Center Korea Ltd.	South Korea (Gyeonggi-Do)
Cymer Korea, Inc.	South Korea (Gyeonggi-Do)
ASML Taiwan Ltd.	Taiwan (Hsinchu City)
ASML Technology Taiwan Ltd.	Taiwan (Hsinchu City)
Cymer Southeast Asia Ltd.	Taiwan (Hsinchu City)
ASML (UK) Ltd.	UK (Edinburgh (Scotland))
Cymer, LLC.	US (Carson City, Nevada)
Hermes Microvision, Inc	US (Los Angeles, California)
ASML US, LLC	US (Wilmington, Delaware)
ASML US, LP	US (Wilmington, Delaware)

1. All of our subsidiaries are (directly or indirectly) wholly-owned.